EXHIBIT 99.1

               Digital Impact Reports Fiscal Q3 Results

    SAN MATEO, Calif.--(BUSINESS WIRE)--Jan. 27, 2005--Digital Impact, Inc. (Nasdaq:DIGI), a leading provider of integrated digital marketing solutions for Global 2000 enterprises, today announced financial results for its fiscal third quarter ended December 31, 2004.
    Digital Impact reported fiscal third quarter revenues of $11.1 million compared to $11.5 million in the same quarter last year and $10.2 million last quarter. The net loss for the quarter was $811,000, or $0.02 per share, compared to net income of $489,000, or $0.01 per share, for the same quarter last year and a loss of $2.0 million or $0.06 per share last quarter. This quarter's net loss includes non-cash amortization charges for stock-based compensation and intangible assets totaling $352,000, which reduced earnings by approximately $0.01 per share. Non-cash expenses for amortization of stock-based compensation and intangible assets totaled $36,000 in the same quarter last year and $563,000 during the past quarter.
    EBITDA (earnings before other income and expense, taxes, depreciation and amortization) for the period ended December 31, 2004 was $609,000. The difference between EBITDA and the Company's $811,000 GAAP net loss is primarily due to depreciation of hardware and amortization of software assets, stock-based compensation and intangible assets. A reconciliation of the GAAP net loss to pro forma net loss and EBITDA is attached to this release.
    The Company ended the quarter with $26.1 million in cash, cash equivalents, short-term investments and restricted cash, a $1.0 million increase from the prior quarter.
    "We are pleased to report that both top and bottom-line results were better than what we had forecasted in October," said William Park, chairman and CEO of Digital Impact. "Strong seasonal activity across our client base helped to push e-mail volume to record levels, enabling us to achieve better than expected results. We believe that our continued emphasis on working with our clients to create and deliver innovative and profitable digital marketing campaigns will help drive future growth."

    Outlook

    For the fiscal fourth quarter, revenues are projected to be $10.3 million to $10.9 million. The GAAP net loss for the quarter is expected to be $0.05 to $0.07 per share including estimated non-cash charges of $650,000, or approximately $0.02 per share. Excluding these charges for the amortization of stock-based compensation and intangible assets, the Company expects a pro forma net loss per share of $0.03 to $0.05 for the quarter.
    For the full-year, revenues are projected to be $42.1 million to $42.7 million. The GAAP net loss for the full year is expected to be $0.16 to $0.18 per share, including estimated non-cash charges of $1.6 million or $0.05 per share. Excluding these charges for the amortization of stock-based compensation and intangible assets, the Company expects a pro forma net loss per share in the range of $0.11 to $0.13 for the full fiscal year.

    Fiscal Third Quarter 2005 Conference Call

    Digital Impact's conference call will be held at 1:30 p.m. PT today. Those wishing to participate should call 800-370-0740 (international callers can access the call by dialing 973-409-9255) at approximately 1:20 p.m. PT. A replay of the call will be available until February 3, 2005, by dialing 877-519-4471 (international callers can access the replay by dialing 973-341-3080 and entering the reservation # 5611247.) A live and archived webcast of this event will be available at www.digitalimpact.com and www.fulldisclosure.com.

    Non-GAAP Measures

    To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income (loss), pro forma net income (loss) per share and EBITDA, which are adjusted from results based on GAAP to exclude certain expenses, recoveries and losses.
    These non-GAAP measures are provided to enhance the user's overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, recoveries and losses that may not be indicative of our core operating results. These measures should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with generally accepted accounting principles. Consistent with our historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

    About Digital Impact

    Digital Impact is a leading provider of integrated digital marketing solutions for Global 2000 enterprises including Marriott, The Gap, and Hewlett-Packard. Digital Impact combines agency services with world-class campaign execution on a proprietary technology platform to deliver superior marketing results for clients. The Company's proprietary IMPACT(TM) platform combines campaign management with advanced analytics to assist account and client teams in designing, sending and analyzing direct marketing communications. The company creates and executes campaigns across multiple media channels: including personalized email, targeted websites, banner and other web advertisements, search engines, and direct mail (print). Digital Impact is a member of the TRUSTe Privacy Program and the NAI's Email Service Provider Coalition and works only with companies that adhere to appropriate consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, New York and London. The Company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

    Safe Harbor Statement

    Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "predicts," "projects" and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements also include any other passages that relate to expected future events or trends that can only be evaluated by events or trends that will occur in the future. The forward-looking statements in this release include, without limitation, statements regarding expected revenue, expected net loss per share and other measurements. The forward-looking statements are based on the opinions and estimates of management at the time the statements were made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Risks that could cause actual results to differ materially from those anticipated in the forward-looking statement include, without limitation, the risks of losing clients, failing to acquire new clients or the reduction of campaign volume from existing clients. Other information about factors that could cause actual results to differ materially from those predicted in Digital Impact's forward-looking statements is set out in its annual report on Form 10-K and quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Except as required by law, Digital Impact undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

    Digital Impact is a registered trademark of Digital Impact, Inc. All other brands or trademarks are the property of their respective owners.


                         DIGITAL IMPACT, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (in thousands, except per share amounts) (unaudited)

                                     Three Months       Nine Months
                                         Ended             Ended
                                     December 31,      December 31,
                                   ----------------- -----------------
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------

Revenues                           $11,132  $11,509  $31,778  $33,361
Cost of revenues                     5,673    4,922   16,514   14,663
                                   -------- -------- -------- --------
Gross profit                         5,459    6,587   15,264   18,698

Operating expenses:
  Research and development             735    1,133    2,564    3,877
  Sales and marketing                3,625    3,066   10,836    9,031
  General and administrative         1,944    1,952    5,652    5,419
                                   -------- -------- -------- --------
    Total operating expenses         6,304    6,151   19,052   18,327
                                   -------- -------- -------- --------

Income (Loss) from operations         (845)     436   (3,788)     371

Other income (expense)                  34       53       78      (67)
                                   -------- -------- -------- --------

Net income (loss)                  $  (811) $   489  $(3,710) $   304
                                   ======== ======== ======== ========

Basic net income (loss) per share  $ (0.02) $  0.01  $ (0.11) $  0.01
                                   ======== ======== ======== ========

Weighted average shares used in
 basic net income (loss) per share  34,860   33,490   34,590   32,650
                                   ======== ======== ======== ========

Diluted net income (loss) per
 share                             $ (0.02) $  0.01  $ (0.11) $  0.01
                                   ======== ======== ======== ========

Weighted average shares used in
 diluted net income (loss) per
 share                              34,860   36,022   34,590   35,193
                                   ======== ======== ======== ========

Pro forma net income (loss) (A)    $  (459) $   525  $(2,767) $   596
                                   ======== ======== ======== ========

Basic pro forma net income (loss)
 per share                         $ (0.01) $  0.02  $ (0.08) $  0.02
                                   ======== ======== ======== ========

Diluted pro forma net income
 (loss) per share                  $ (0.01) $  0.01  $ (0.08) $  0.02
                                   ======== ======== ======== ========

(A) Excludes charges for stock-based compensation and amortization of purchased intangibles, detailed in this release in the reconciliation of the GAAP net loss to pro forma net loss and EBITDA.



                         DIGITAL IMPACT, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands) (unaudited)

                                December 31,  March 31,
                                   2004         2004         Change
                                ------------ ------------ ------------

ASSETS:
Current assets:

  Cash and cash equivalents         $24,995      $25,550      $  (555)
  Short-term investments                  -          608         (608)
  Accounts receivable, net            7,168        8,172       (1,004)
  Prepaid expenses and other
   current assets                     1,685        1,385          300
                                ------------ ------------ ------------
Total current assets                 33,848       35,715       (1,867)
                                ------------ ------------ ------------


Net property and equipment            4,312        6,100       (1,788)

Restricted cash                       1,106        1,164          (58)
Intangible assets                     4,382        2,002        2,380
Other assets                            354          380          (26)
                                ------------ ------------ ------------
Total assets                        $44,002      $45,361      $(1,359)
                                ============ ============ ============

                                December 31,  March 31,
                                   2004         2004         Change
                                ------------ ------------ ------------

LIABILITIES & STOCKHOLDERS'
 EQUITY:
Current liabilities:

  Accounts payable                  $ 1,299      $ 1,100      $   199
  Deferred revenues                   1,139        2,087         (948)
  Accrued liabilities                 3,626        2,920          706
  Current portion of long-term
   debt                                 296          158          138
  Current portion of capital
   lease obligation                       6            -            6
                                ------------ ------------ ------------
Total liabilities                     6,366        6,265          101
                                ------------ ------------ ------------

Long-term debt, less current
 portion                                 45           80          (35)
Long-term capital lease, less
 current portion                          1            -            1
                                ------------ ------------ ------------
Total liabilities                     6,412        6,345           67

Total stockholders' equity           37,590       39,016       (1,426)
                                ------------ ------------ ------------
Total liabilities and
 stockholders' equity               $44,002      $45,361      $(1,359)
                                ============ ============ ============



                         DIGITAL IMPACT, INC.
  RECONCILIATION FROM GAAP NET LOSS TO PRO FORMA NET LOSS AND EBITDA
                      (in thousands) (unaudited)

                                      Three Months      Nine Months
                                           Ended            Ended
                                       December 31,     December 31,
                                     ---------------- ----------------
                                      2004     2003    2004     2003
                                     -------- ------- -------- -------

Net income (loss)                      $(811) $  489  $(3,710) $  304

Excluded for pro forma net income
 (loss):
  Amortization of purchased
   intangibles                            39       -       78     214
  Stock-based compensation               313      36      865      78
                                     -------- ------- -------- -------

  Pro forma net income (loss)          $(459) $  525  $(2,767) $  596

Excluded for EBITDA
  Other (income) and expense             (34)    (53)     (78)     67
  Depreciation and amortization        1,102   1,105    3,324   3,817
                                     -------- ------- -------- -------

  EBITDA                               $ 609  $1,577  $   479  $4,480
                                     ======== ======= ======== =======

EBITDA Definition: Earnings before other income and expense, taxes, depreciation, amortization, and stock-based compensation.

    CONTACT: Digital Impact
             David Oppenheimer, 650-356-3400
             ir@digitalimpact.com
              or
             Kalt Rosen & Co.
             Howard Kalt, 415-397-2686
             kalt@krc-ir.com